U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                            GIBBS CONSTRUCTION, INC.
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

TEXAS                                       1541                           75-2095676
(State or jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)     Classification Code Number)           Identification No.)

                                1855 WALL STREET
                                GARLAND, TX 75041
                                 (972) 278-3433
        (Address and telephone number of principal executive offices and principal place of business)
                             ----------------------

                                 DANNY R. GIBBS
                             CHIEF EXECUTIVE OFFICER
                                1855 WALL STREET
                                GARLAND, TX 75041
            (Name, address and telephone number of agent for service)
                             ----------------------

                                   COPIES TO:
                            ROBERT A. FORRESTER, ESQ.
                           1215 EXECUTIVE DRIVE WEST,
                                    SUITE 102
                             RICHARDSON, TEXAS 75081
                                 (972) 437-9898

      APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the date this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ---------------------
                               Calculation of Fees

---------------------- -------------------- --------------------- --------------------- --------------------
 Title of each class      Amount to be        Proposed Maximum      Proposed Maximum         Amount of
 of securities to be       Registered        Offering Price Per    Aggregate Offering    Registration Fee
     registered                                   Security               Price
---------------------- -------------------- --------------------- --------------------- --------------------
Common Stock                 500,000               $1.75                $875,000                  $295
---------------------- -------------------- --------------------- --------------------- --------------------
Total                                                                                             $295
---------------------- -------------------- --------------------- --------------------- --------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            GIBBS CONSTRUCTION, INC.

                         500,000 SHARES OF COMMON STOCK
              UNDERLYING REDEEMABLE COMMON STOCK PURCHASE WARRANTS

         Gibbs Construction, Inc. (the "Company") is hereby offering for a period of sixty days from the date of this prospectus (the "Offer Termination Date") 500,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") for $1.75 per share to holders of its Redeemable Common Stock Purchase Warrants (the "Warrants") that the Company issued in connection with its initial public offering in January, 1996 (the "IPO"). As of the date of this prospectus there are 1,000,000 Warrants issued and outstanding and the right to purchase Common Stock pursuant to the offer contained in this prospectus is limited to those exercising the first 500,000 shares. As of the date of this prospectus each Warrant entitles the holder to purchase one share of Common Stock prior to January 12, 2001 and is subject to redemption by the Company at $0.05 per Warrant on thirty days prior written notice, provided that the closing bid quotation for the Common Stock has equaled or exceeded $7.50 for ten consecutive trading days. The Common Stock has not so traded, and this prospectus does not relate to a call for redemption. Upon the closing of this offering the Company has determined to reset the exercise price of the warrants that have not been exercised pursuant to this offering to $2.50 provided that the closing bid quotation for the Common Stock has equaled or exceeded $5.00 for ten consecutive trading days. This prospectus relates solely to an offer by the Company to holders of the Warrants to purchase one share of Common Stock for $1.75 for each Warrant held for a period of 60 days from the date of this Prospectus or _______, 1998.

         The Company has caused the offer contained in this prospectus to be sent to holders all of the Warrants. Holders of Warrants may acquire the Common Stock offered hereby until 5:00 p.m., New York City time on _____, 1998, the last day business day before the Offer Termination Date or until 500,000 shares have been purchased, whichever occurs first. Warrants may be exercised by surrendering at the Corporate office of American Stock Transfer and Trust Company (the "Warrant Agent") at 40 Wall Street, New York, New York 10005, the Warrant Certificate evidencing the holder's Warrant together with a subscription in the form set forth on the reverse side of the Warrant Certificate, duly executed, and accompanied by the tender, in U.S. dollars, of either federal bank or certified check or bank cashier's check, payable to the order of the Warrant Agent for the applicable price of the Common Stock purchased.

         The Common Stock is traded on the Nasdaq Small-Cap Market System ("Nasdaq Small-Cap") under the symbol "GBSE" and on the Boston Stock Exchange under the symbol "GBS." On May __, 1998, the closing sale price of the Common Stock as reported by Nasdaq Small-Cap was $________ per share.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND ARE SUITABLE ONLY FOR PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN UNDER "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                        PRICE TO                   PROCEEDS TO
                                         PUBLIC                    COMPANY(1)

Per Unit                                   $                            $
Per Share                                  $                            $
Total                                      $                            $


(1) Before deducting expenses of this offering payable by the Company, estimated at $20,000.



It is expected that delivery of the certificates representing the securities offered hereby will be made against payment therefor on or about the Redemption Date.

                   The date of this Prospectus is June , 1998

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may also be obtained by mail at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information statements regarding registrants that file electronically with the Commission.

      No person has been authorized to give any information or to make any representations in connection with the offering described herein other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

      The Company has filed with the Commission a Registration Statement on Form SB-2 (as amended from time to time and together with all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. or further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement.

      The Registration Statement may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement may also be obtained by mail at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                               PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus. The shares offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors."

      Prospective investors should note that this Prospectus contains certain "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995, including without limitation, statements containing the words "believes," "anticipates," "expects," "intends," "plans," "should," "seeks to," and similar words. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the risk factors set forth in this Prospectus. The accompanying information contained in this Prospectus identifies certain important factors that could cause such differences.

                                   THE COMPANY

      Gibbs Construction, Inc. (the "Company") is a full service, national, commercial construction company. The Company provides construction services principally to national retail chains engaged in aggressive expansion programs. These programs usually call for the erection of stand-alone facilities or "power centers," which typically have stores that range in size from 10,000 to 75,000 square feet. Beginning in 1998, the Company commenced constructing small hotels for national hotel chains.

      The Company acts as a general contractor for both "ground up" and interior "finish out" construction. "Ground up" construction involves the construction of a building's shell, that is, construction of the building's floor, wall, and ceiling. "Finish out" comprises electrical work, erection of walls, painting, demolition, air conditioning and heating systems and plumbing, among other activities. The Company focuses on the higher margin activities involved in "finish out" work, subcontracting lower margin work to other contractors.

      Some of the Company's clients include Best Buy, Eckerds, Oshmans Super Sports, BizMart, Lil Things, Barnes & Noble, Office Max (BizMart), Petstuff, Just for Feet, Organized Living, Copy Max and Petsmart, companies that are publicly held or anticipating to become publicly held which have the necessary funds appropriated for construction programs on a nation-wide basis. These national retail companies are frequently engaged in aggressive expansion programs. In addition, these retail chains often remodel a large number of existing outlets, providing a greater opportunity to generate revenues for the Company.

      The Company utilizes its own personnel throughout a project while trying to minimize any subcontract labor. Personnel are sometimes flown to the city where the construction occurs, but normally personnel and equipment are transported by trucks and trailers to the construction site. The Company rents corporate apartment housing when necessary, housing three or four persons per apartment.

      The Company's principal executive offices are located at 1855 Wall Street, Garland, TX and its telephone number at such address is (972) 278-3433.

                                            Summary of the Offering



Securities offered  hereby                  500,000 shares of Common Stock at a
                                            price of $1.75 per share, issuable
                                            upon exercise of 500,000 Warrants
                                            (the "Warrants Called for
                                            Redemption") included in 500,000
                                            Units (the "Public Units") sold to
                                            the public in the IPO

Common Stock Outstanding
   Before the Offering                      4,000,000
   After the Offering                       4,500,000, assuming all shares
                                            offered hereby are sold

Warrants outstanding
   Publicly Traded Warrants                 1,000,000
   Publicly Traded Warrants                 500,000 assuming 500,000 warrants
     After Offering                         are exercised pursuant to this
                                            offering
   Underwriters' Warrants                   100,000
   Private Warrants(1)                      180,000

Use of Proceeds                             Working Capital

Risk Factors The Securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

(1)Excludes 2,000,000 shares that may be potentially issued to Messrs. Danny and Tony Gibbs.

                        Summary Financial Information(1)
                      (in thousands, except per share data)



                                                                                     Three Months Ended
                                                Year Ended December 31                    March 31
                                                ----------------------

                                              1995       1996       1997              1997        1998
                                              ----       ----       ----              ----        ----
Operating Data:
Construction revenues                       $33,336    $47,439    $47,993             $8,694      $11,464
Cost of service and construction             29,877     44,948     45,551              8,482       11,027
General and administrative expense              903      1,574      1,369                327          372
Income from continuing operations             2,413        546        585                (89)          31
Net (loss) earnings (1)                       1,593     (4,122)       585                (89)          31
Net earnings (loss) per share (1)           $  0.53     ($1.07)   $  0.14             ($0.02)     $  0.01
Weighted average shares outstanding       3,000,000  3,846,154  4,000,000          4,000,000    4,000,000


                                                        December 31              March 31, 1998

                                                   1996            1997

Balance Sheet Data:                                                         Actual         Pro Forma

Working Capital                                    $(612)          $16         $52           $907
Cash                                                 125           438        (327)           528
Total Assets                                      12,733        12,618      12,051         12,906
Shareholders' Equity                               1,329         1,914       1,945          2,800



(1) For 1995, the information reflects pro forma information since the Company was taxed as an S corporation at that time.

(2) The Balance Sheet Data for December 31, 1996 and 1997 were derived from the Company's audited financial statements. The Operating Data for the three months periods ended March 31, 1998 and 1997 and the Balance Sheet data for March 31, 1998 are based upon financial statements that are unaudited.

                                  RISK FACTORS

      An investment in the securities offered hereby involve a high degree of risk. Prospective investors should consider, among other things, the following risk factors in addition to the other information set forth in this Prospectus before purchasing the Common Stock offered hereby.

Limited Financial Resources

      The Company has limited financial resources available, which has had an adverse impact on the Company's liquidity, activities and operations. In the past, the Company's limited liquidity has limited the amount of credit available from the Company's suppliers and from being able to obtain performance and payment bonds. These limitations have adversely affected the Company's ability to obtain certain projects and pursue additional business. There is no assurance that the proceeds of this Offering will be sufficient to enhance the Company's financial resources sufficiently to increase its business volume, increase its bonding capacity and increase the jobs available to it.

Application of Offering Proceeds

      All of the proceeds of this offering will be applied to working capital of the Company. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds". Although management believes that the proceeds from the offering will provide sufficient operating funds for the immediate future, the Company's ability to grow will depend upon the amount of the proceeds from this offering. The greater the amount of the proceeds from this offering, the better the Company will be able to grow more aggressively as the proceeds from this offering approach the maximum offered hereby.

Competition

      The market for construction services, particularly service to national retail chains, is highly competitive. While the vast majority of the Company's competitors in this are smaller and following this Offering should not be as well capitalized, several of the Company's competitors are larger, better known and have substantially greater marketing, financial, personnel and other resources, including established reputations and working relationships, than the Company. There can be no assurance that the Company's services will continue to be competitive in the marketplace or that the marketplace will not change.

Availability Of Labor

      Management of the Company believes that the current strength of the United States economy and the strength of the economy in Texas has decreased the number of qualified people available for employment in the construction industry. Unemployment rates in Texas and the United States are low when compared to the last several years. The Company is not currently experiencing, and has not in the past experienced, a shortage of labor although there can be no assurance that qualified people will be available, that the Company will be able to retain qualified employees, or that the Company's labor costs may not have to increase to retain qualified employees.

Potential Conflicts Of Interest

      Potential conflicts of interest may arise between the Company and its officers and directors. Although each of the Company's officers and directors is committed to devote full working time to the business of the Company, they also may be engaged in other business activities. If these business activities are of the same type as those engaged in or contemplated by the Company, conflicts of interest will arise in the area of corporate opportunities or in the area of conflicting time commitments with respect to the officers and directors of the Company. Conflicts of interest also will develop with respect to any contractual relationships that may be entered into between the Company and any of its officers and directors. See "TRANSACTIONS BETWEEN THE COMPANY AND RELATED PARTIES--Conflicts Of Interest Policy".

      The Company has established a policy pursuant to which the Board Of Directors will consider transactions with officers, directors, and shareholders of the Company and their respective affiliates. Pursuant to this policy, the Board Of Directors will not approve any transaction unless it determines that the terms of the transaction are no less favorable to the Company than those available from unaffiliated parties. Because this policy is not contained in the Company's Certificate Of Incorporation or Bylaws, the policy is subject to change by the Board Of Directors, although it currently is not contemplated that the policy will be changed. In addition, in the event any conflicts of interest arise with respect to any officer or director of the Company, the Company anticipates that its officers and directors will exercise their judgment consistent with their fiduciary duties arising under the applicable state laws. There can be no assurance that all conflicts of interest will be resolved in favor of the Company.

Industry Conditions and Cyclicality

      The Company's operations are dependent largely upon the construction markets and retail sales which have traditionally been cyclical. The economy has a direct bearing on these factors. Although national retail chains have in the past continued expansion during recessions, particularly in areas of the nation that are less affected by a recession, a weak economy could depress demand for the Company's service and from time to time prices for the Company's key raw materials could fluctuate widely. The markets for the Company's services are cyclical and are affected by the same economic factors that affect the housing and remodeling industries in general, including the availability of credit, changes in interest rates, market demand and general economic conditions, all of which are beyond the Company's control. Any deterioration in these markets could have a material adverse effect on the Company's business, financial condition and results of operations.

Risk of Losing Boston Stock Exchange and Nasdaq Small-Cap Market Listing

      The Company's Common Stock is listed for trading on the Boston Stock exchange and the Nasdaq Small-Cap Market. There can be no assurance that a sustained market for the Common Stock will be maintained on such markets. Failure of the Company to meet the maintenance requirements of such exchanges could result in the Company's Common Stock being delisted from the Boston Stock Exchange and the Nasdaq Small-Cap Market. Among other consequences, delisting from such exchanges may cause a decline in the stock price, difficulty in conducting trades and difficulty in obtaining future financing.

Immediate Substantial Dilution

      The exercise price of the Common Stock is substantially higher than the current book value per share of Common Stock. Consequently, investors purchasing shares of Common Stock will incur an immediate and substantial dilution of their investment insofar as it relates to the resulting book value of Common Stock after completion of this Offering. See "Dilution."

Arbitrary Determination of Exercise Price

      The exercise price for the Common Stock offered hereby was determined by the Company and should not be assumed to bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. The market price for the Common Stock could be highly volatile. See "The Offering."

Cost of Raw Materials

      The Company's results of operations are affected significantly by fluctuations in the market prices of building material, which represent a substantial portion of the total cost of goods sold by the Company. The Company buys its building material at market-based prices from numerous suppliers. The Company's average purchase price for building materials has been stable, although no assurances can be given that such price will not increase significantly in the future.

Dependence on Key Personnel

      The business of the company will depend on the continued services of its President, Danny Gibbs and the continued service of its Vice President, Tony Gibbs. None of the Company's officers and directors has entered into employment agreements with the Company. The loss of the services of both Danny Gibbs and

Tony Gibbs would be particularly detrimental to the Company because of their experience and contacts in the construction industry. The Company has purchased key man life insurance on the lives of Mr. Danny Gibbs and Mr. Tony Gibbs. See "Management - Directors and Executive Officers of the Registrant."

Environmental Liability

      The Company's services are noisy and involve the use of chemicals, paint and dust. The Company aggressively seeks to protect its employees and the environment from the effects of noise by-products created by the milling of wood products and from the chemicals and paint involved in the finishing of wood products. Several governmental agencies are concerned with the protection of the environment and safety of the workers. The regulations change, are subject to a variety of interpretations by different agencies, and can have a draconian effect on the way in which businesses conduct operations. The Company's compliance with these regulations as well as the protection of its employees may cause the Company to significantly modify its existing processes or incur significant expenses to meet standards dictated by environmental and health concerns.

No Dividends on Common Stock

      The Company's board of directors presently intends to retain all of the Company's earnings for the expansion of its business. The Company therefore does not anticipate the distribution of cash dividends in the foreseeable future. Any future decision of the Company's board of directors to pay cash dividends will depend, among other factors, upon the Company's earnings, financial position, and cash requirements. See "Dividend Policy"

Substantial Shares of Common Stock Reserved

      The Company has reserved 250,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's Stock Option plans. The existence of these options and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

Effect of Outstanding Warrants and Underwriters' Warrants

      Until January of 2001, the holders of the Warrants and Underwriters' Warrants are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interests of the other stockholders. Assuming that all of the shares offered pursuant to this prospectus are exercised, there will be 500,000 shares of Common Stock reserved for issuances pursuant to unexercised Common Stock Warrants. The shares of Common Stock underlying the Warrants and Underwriters' Warrants have certain registration rights. Further, the terms on which the Company might obtain additional financing during that period may be adversely affected by the existence of the Warrants and Underwriters' Warrants. The holders of the Warrants and Underwriters' Warrants may exercise the Warrants and Underwriters' Warrants at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided herein. The Company has agreed that, under certain circumstances, it will register under federal and state securities laws the Warrants and Underwriters' Warrants and/or the securities issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company may obtain financing.

                                 USE OF PROCEEDS

      The net proceeds to the Company, after deducting estimated offering expenses of $20,000, from the sale of the Common Stock will be approximately $855,000 if all of the shares hereby are sold. All of the proceeds of this offering will be utilized for working capital of the Company.

                                    DILUTION

      The net tangible book value of the Common Stock at March 31,1998, was $1,944,991 or $ 0.49. Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities). The net tangible book value per share represents the total tangible assets of the Company, less total liabilities of the Company, divided by the number of shares of Common Stock outstanding.

      After giving effect to the sale of all of the shares offered hereby, 500,000 shares, at an assumed offering price of $1.75, and the application of the estimated net proceeds therefore, the net tangible book value would increase to $2,799,991 or $0.62 per share. This represents an immediate increase in net tangible book value of $0.13 per share and an immediate dilution of $1.13 per share or 64.6% to new investors, as illustrated in the following offering.


    Public offering price per share                                           $ 1.75

    Net tangible book value per share before this offering          $0.49

    Increase per share attributable to new investors                 0.13

    Adjusted net tangible book value per share after this offering   0.62
                                                                   ------

    Dilution per share to new investors                                       $ 1.13
                                                                               =====

                                                                                64.6%

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to give pro forma effect to the sale by the Company of the maximum amount of the Common Stock and the receipt of the net proceeds anticipated by the Company from such sale:


                                                        March 31, 1998
                                                            Actual                As adjusted
Long term debt:

     Debt     $189,209                                    $189,209

Stockholders' equity:(1)

     Common Stock, $0.01 per share                          40,000                    45,000

     Additional paid-in capital                          4,907,272                 5,757,272

     Retained earnings                                 (3,002,281)               (3,002,281)
                                                        ----------                ----------

         Total stockholders' equity                      1,944,991                 2,799,991
                                                         ---------                 ---------

Total capitalization                                    $2,134,200                $2,989,200
                                                        ==========                ==========



     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         The Company's common stock is listed on the NASDAQ Small Cap Market and is traded under the symbol GBSE. The stock is also listed for trading on the Boston Stock Exchange.

         The Company completed its initial public offering in January of 1996 and trading commenced on January 12, 1996. The following table set forth the high and low bid and cash prices of the Company's Common Stock for each calendar quarter in 1997 and 1996 commencing January 12, 1996. as reported by NASDAQ:


1998                                               Ask                            Bid
                                            High          Low              High          Low
First Quarter                              2.125        1.5              1.3125        1.000

1997                                               Ask                            Bid
                                            High          Low              High          Low

First Quarter                              1.875        1.1875           1.25          0.875
Second Quarter                             1.15625      0.59375          1.00          0.3125
Third Quarter                              1.5625       1.0625           1.34375       0.90625
Fourth Quarter                             1.6875       1.5              1.5           1.25

1996                                               Ask                            Bid
                                            High          Low              High          Low

First Quarter                              3.625        1.81250          1.8125        1.5625
Second Quarter                             1.75         1.5              1.3125        0.65625
Third Quarter                              1.375        1.25             0.875         0.50
Fourth Quarter                             1.9375       1.375            1.000         0.6875

         As of March 15, 1998, there were approximately 800 holders of record of the Company's common stock, according to the records provided by the transfer agent.

                            SELECTED FINANCIAL DATA.

         The following table summarizes certain selected financial of the Company for each of the years in the five year period ended December 31, 1996. The selected financial data should be read in conjunction with (i) The Company's Consolidated Financial Statements and Notes thereto as set forth in Item 14 below, and (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 below.

                                         Quarter Ended                           Year Ended
                                           March 31                              December 31
                                     1998            1997              1997          1996             1995(1)
                                     ----            ----              ----          ----             -------
Net sales                         11,463,976       8,693,918        $47,993,287   $47,438,930      $33,336,120

Income (loss)
  from continuing operation           30,670         (89,094)           584,900       546,383        1,592,835

Income (loss) per share
  from continuing operation             0.01         ($0.02)              $0.14         $0.14           $ 0.53

Total Assets                     $12,050,671       8,797,243        $12,617,916   $12,733,026      $11,416,109

Long-term obligations               $189,209         469,640            210,232       563,254          945,057

  Cash Dividends                           -               -                  -             -                -

         (1) Prior to October 1, 1995, the Company was taxed as a subchapter S corporation under the Internal Revenue Code of 1986. Income, Income, per share and Total Assets reflect amounts that would have been accrued had the Company taxed other than as a subchapter S corporation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Overview

         In 1997 the Company returned to its core business, commercial building construction for national retail chains. In 1996 the Company had incurred substantial losses in connection with its operation of the Bronco Bowl, a large entertainment complex which the Company sold in 1996. See "Business- General." In 1997, the Company's net profit from operations was $584,900.

Results of Operations - First quarter of 1998 compared to first quarter of 1997

         Income from continuing operations was $30,670 for the three month period ended March 31, 1998, compared to a loss of $89,094 for the same period in 1997. This change is attributable to increased revenues in the 1998 period, increased gross margins in the 1998 period when gross margins were approximately 3.8% compared to approximately 2.4% in the 1997 period and lower general and administrative costs as a percentage of revenue in the 1998 period, 3.2% in the 1998 period compared to 3.8% in same period in 1997. The increase in gross margins in the 1998 period reflects the fact that in the earlier year the Company had several contracts with one client where the margins were low or nonexistent. Although the Company experienced some contracts in the first quarter of 1998 in which the Company lost money due to subcontractor, these contracts did not result in losses as severe as those in 1997.

         The Company's revenues increased in the first quarter of 1998 by approximately 32% when compared to the first quarter of 1997, to $11,463,976 in 1998 compared to $8,693,918 in 1997. The increase in revenues is attributable to the Company expanding into construction for clients other than national retail chains. During the first quarter of 1998 the Company constructed nursing homes, schools and small hotels in addition to its traditional business of construction for large retail chains.

         General and administrative expenses in the three month period ended March 31, 1998, declined as a percentage of revenue when compared to the same 1997 period although general and administrative costs increased to $372,392 from $327,415 in the earlier period. The increase in amount reflects higher salaries in the later period as well as higher insurance costs.

Results of Operations - 1997 Compared with 1996

         Revenues from continuing operations between 1997 and 1996 were essentially flat, $47,993,287 in 1997 compared to $47,438,930 in 1996. In 1996 the Company added a substantial number of new clients of which one did not have projects that provided the Company with an adequate margin. Early in 1997, the Company stopped bidding on this client's projects. Throughout 1997, new business development replaced the revenues derived from this client but revenues did not grow in 1997.

         Similarly, gross profits for 1997 and 1996 were essentially the same, $2,439,046 or 5.1% of revenue in 1997 compared to $2,490,249 or 5.2% of revenue in 1996. While gross profits were unchanged compared to the previous year, gross profit margins improved in the latter half of 1997 as the Company ceased work on the projects undertaken for the client described above.

         Operating income from continuing operations increased by approximately 17% to $1,070,089 in 1997 compared to $915,833 in 1996. The increase resulted from the reduction in General and Administrative expenses to $1,368,957 in 1997 from $1,574,416 in 1996. General and Administrative Expenses were more in 1996 as the Company dealt with its first year being public and administrative expenses associated with the sale of the Bronco Bowl.

         The increase in operating profits were partially offset by increased interest expense in 1997 and approximately $52,000 in losses in temporary investments. Interest expense increased due to interest on a sales tax obligation the Company owes to the State of Texas.

         The effect of these increases in other expenses was to reduce 1997 income before taxes to approximately that of 1996, $891,100 in 1997 compared to $839,383 in 1996, and net income in 1997 to $584,900 compared to $546,383 in
1996.

Results of Operations - 1996 Compared with 1995

         Revenues increased approximately 42% from $33,336,120 for the year ended December 31,1995, to $47,438,930 for the year ended December 31, 1996. In 1994 the Company had begun a program to add additional clients, and by late 1995, the Company had succeeded in adding several new clients. The effect of this program is reflected in the revenue growth enjoyed in 1996. However, there can be no assurance that the recent rate of growth can be sustained in the future.

         Gross profit margins decreased from 10.4% in 1995 to 5.25% in 1996. The decline in gross margins resulted in a decline in gross profit from $3,458,626 in 1995 to $2,490,249 in 1996. Although the third quarter of 1996 had a gross profit margin of almost 10.0%, the other three quarter's gross profit margin was significantly lower. In the earlier quarters of 1996, margins were lower due to management's involvement with the Bronco Bowl as well as a charge off of one entire project where the client did not pay for work. The fourth quarter was adversely affected by one project that had a significant number of weather related problems.

         General and administrative costs also increased significantly in 1996 from 1995. In 1996 general and administrative costs were $1,574.416, or 3.3% of revenues, compared in $903,294, or 2.7% of revenues, in 1995. Most of the increase is attributable to the costs of being publicly held as well as the administrative costs related to closing and selling the Bronco Bowl.

         Because of lower margins and increased general and administrative costs, net income in 1996 from continuing operations declined to $546,383 from proforma net income in 1995 from continuing operations of $1,592,835. The 1995 year benefited from a $446,596 gain on temporary investments.

Liquidity and Capital Resources

         The Company moved to increase its working capital in 1997 to recover from the losses arising from the Bronco Bowl's operations and sale, increasing at December 31, 1997, its current ratio to 1.0 from 0.94 at December 31, 1996. In 1997, the Company also reduced its aggregate indebtedness, other than that owed to its officers, to $741,001 at December 31, 1997 from $1,087,697 at December 31, 1996. The Company plans to continue to improve its operating capital position through operations during 1998.

                                    BUSINESS

General

         Danny and Tony Gibbs, the Company's two executives, acquired Gibbs Construction, Inc. (Gibbs Construction, Inc. is referred to herein as the "Company" unless the context indicates otherwise) in 1985 and began to conduct their construction business from that entity. The Company headquarters are located in Garland, Texas, a suburb of Dallas. The Company is a full service, national, commercial construction company. The Company's clients are principally national retail chains that are engaged in aggressive expansion programs. These programs usually call for the erection of stand-alone facilities or "power centers," which typically have stores that range in size from 10,000 to 75,000 square feet. Some of the Company's clients include Best Buy, Eckerds, Oshmans Super Sports, BizMart, Lil Things, Barnes & Noble, Office Max (BizMart), Petstuff, Just for Feet, Organized Living, Copy Max and Petsmart.

         In July of 1996, the Company sold the assets of its wholly owned subsidiary, Bronco Bowl Holding, Inc. which operated a 136,000 square foot complex, the Bronco Bowl, on approximately twenty acres near downtown Dallas. The Company acquired the property in 1994, and although the complex had previously operated for many years, it was closed prior to the time the Company acquired it. The Company performed extensive renovations on the complex and opened it in January of 1996 as a large, high volume, entertainment, recreation, restaurant and meeting complex. Because of operating losses, the Company sold the facility in 1996.

Construction Operations

         The Company acts as a general contractor for both "ground up" and interior "finish out" construction. "Ground up" construction involves the construction of a building's shell, that is, construction of the building's floor, wall, and ceiling. "Finish out" comprises electrical work, erection of walls, painting, demolition, air conditioning and heating systems and plumbing, among other activities. The Company focuses on the higher margin activities involved in "finish out" work, subcontracting lower margin work to other contractors. In 1997, approximately 35% of the Company's revenues were derived from "ground up" work and 65% from "finish out" work. The Company plans to allocate its resources to increase significantly its "finish-out" business due to its high gross margins.

         The Company utilizes its own personnel throughout a project while trying to minimize any subcontract labor. Personnel are sometimes flown to the city where the construction occurs, but normally personnel and equipment are transported by trucks and trailers to the construction site. The Company rents corporate apartment housing when necessary, housing three or four persons per apartment.

         The Company transports Company owned small tools and equipment to the construction site via Company owned trucks. The Company leases or rents particularly heavy equipment such as hoists, cranes and personnel lifts from local equipment suppliers when necessary for use on particular projects. Most jobs, including out of state jobs, can be organized within seven to ten days after award of the contract.

         Management believes that using its own personnel offers several advantages: a consistent labor force that is familiar with the operational needs of the customer as well as familiarity with the customer's type of construction; close control over the work and construction schedule; increased focus on higher margin activities such as demolition, drywall, painting, electrical, and air conditioning and heating systems by having a skilled work force in those areas; and more efficient use of personnel.

Marketing of the Construction Business

         The Company's construction business focuses on a clientele of publicly held companies or companies anticipating to become publicly held which have the necessary funds appropriated for construction programs on a nation-wide basis. The specifically targeted companies are national retail chains that conduct operations in stand-alone facilities or "power-centers". These national retail companies are frequently engaged in aggressive expansion programs, which often require the construction of ten to fifty units of 10,000 to 100,000 square feet per year on a nation-wide basis. In addition, these retail chains often remodel a large number of existing outlets, providing a greater opportunity to generate revenues for the Company.

         The Company believes that concentrating on this targeted market provides for longer term growth and financial stability. Concentration on this type of client base also allows the Company to mitigate the cyclical and seasonal revenues which are often typical of the construction industry. Although economic contraction often reduces retail store's expansion, management's experience has been that most such retail chains continue to expand during recessions, particularly in areas of the country that are not affected by a recession or in which an economic slowdown is not as severe as in other parts of the country.

         The Company usually experiences some work slowdown in the first quarter of each calendar year due, in the opinion of management, to a slowing of the bidding process during the holiday season.

         The Company does not engage in a formal marketing or selling program for the construction business. Most work comes by referral or reputation with a large amount of repeat business from existing customers. Management believes its service and product will promote itself after the completion of a single project for a national chain, providing additional construction and remodeling opportunities after completion of the first contract. During 1997, approximately 77% of the Company business was repeat business from existing clients.

         Most clients which have stores under construction have revenues which are directly affected by the opening date of the store. It is critical for the Company to further establish and maintain a dependable reputation within the industry to meet completion schedules. To date, the Company has never had to delay the expected completion date of a project. After completion of the first project for a new client, the Company is able to develop a continuing relationship with its clients by demonstrating the Company's other advantages such as: the ability to work throughout the United States regardless of the client's targeted area of expansion; more consistent service and product due to familiarity with the client construction and operational needs; more centralized communication since numerous projects could be discussed at one time; and greater control over the construction schedule due to the use of the Company's own crews.

         The Company does not engage in heavy construction and provides neither engineering nor architectural services. Only a small portion of its business comes from construction in shopping malls or finish out of commercial office buildings. None of its business is derived from work provided to governmental agencies.

         In 1997, the Company was engaged in over 115 projects for approximately 35 different clients. Four clients, Office Max (20%), Oshmans (12%), and Just for Feet (15%), accounted for approximately 47% of the Company's revenues during 1997. There can be no assurances that these clients will continue at the present level or at all and the loss if any one of them would have a material adverse effect on the Company.

Contracting Process

         Almost all of the Company's projects are competitively bid on a fixed price basis. The Company presently obtains approximately 85% of all of its work on a competitive bid basis. The Company utilizes an estimating process whereby the project manager reviews every division and line item of the project. Unit costs are then applied to each line item. This approach not only allows the project manager to become extremely familiar with the details of the project but also gives a good indication as to whether subcontractor prices are consistent with market conditions.

         On site inspections are always made by the project manager/estimator prior to bid date. This allows the project manager to observe any peculiarities with the project and to make note of any discrepancies in the architectural documents.

Competition

         The Company believes that its construction business competes on price, reputation for quality, timeliness, familiarity with retail construction, the availability of aggregate materials and financial strength. Management believes the Company competes favorably on the basis of the foregoing factors.

         The market for construction services, particularly services to national retail chains, is highly competitive. While the vast majority of the Company's competitors are smaller and may not be as well capitalized, several of the Company's competitors are larger, better known and have substantially greater marketing, financial, personnel and other resources, including established reputations and working relationships, than the Company. There can be no assurance that the Company's services will continue to be competitive in the market place.

Government Regulation

         The Company's business is subject to a variety of state and local governmental regulations and licensing requirements relating to construction activities. Prior to commencing work on a construction project, the Company is required to obtain building permits and, in some jurisdictions, state and local authorities require the Company to obtain demonstrating knowledge of construction, building, fire and safety codes. In order to complete a project and obtain a certificate of occupancy, the Company is required to obtain the approval of local authorities confirming compliance with these requirements.

         The Company has general contractor licenses in numerous large states and major metropolitan areas.

Insurance and Bonding

         The Company maintains general liability and excess liability insurance covering its construction equipment in amounts consistent with industry practices. Management believes its insurance programs are adequate. Worker's compensation insurance covering the leased employees is provided through the employee leasing company from which the Company leases employees.

         Although not required by most clients, occasionally the Company is required to provide various types of surety bonds guaranteeing its performance under certain contracts. The Company's ability to obtain surety bonds depends upon its capitalization, working capital, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding for the Company and their current underwriting standards, which may change from time to time. The Company has never been refused a surety bond.

Construction Employees

         The Company leases all of its field employees through an employee leasing company. The Company has utilized the same employee leasing company for more than five years. By doing so, the Company is able to relieve itself from administration surrounding employment practices. In particular, the Company believes that the employee leasing company is able to find more favorable workers compensation insurance than it would otherwise be able to find as well as develop and administer Company safety programs.

         At March 15, 1998, the field operations of the Company were conducted by 22 superintendents and 60 tradesmen. A field superintendent is assigned to each project with the responsibility to oversee the day to day progress on the project. The field superintendent reports directly to the project manager.

         In addition to Danny and Tony Gibbs, the Company employs in the construction business 20 persons, including 7 project managers, 6 project assistants, 3 project accountants, 3 accounting clerks and a receptionist. The project managers typically run three to four projects at a time and are responsible for the overall coordination and scheduling of each project as well as communications with the client.

Properties.

         The Company owns a 10,000 square foot office and warehouse facility in Garland, Texas. Offices presently occupy approximately 6,000 square feet. Of that space, the Company completed in March of 1996 and an additional 2,500 square feet that enabled the Company to have space for additional project managers and four staff members capable of supporting operations.

         As of March 15, 1998, the Company owned 10 trucks and 5 trailers. The Company also owned one tractor, one fork lift and six scissor lifts. This type of equipment is used on almost all jobs, and any additional equipment or machinery required for a job is rented on an as needed basis. The Company has very little inventory. That which does exist primarily consists of left over or unused material which can be used on the next project.

Legal Proceedings

         The Company is involved in a number of legal proceedings, none of which, in the opinion of management, is material.

                                   MANAGEMENT

Executive Officers and Directors

         The directors and executive officers of the Company, and their respective ages and positions held with the Company, are as follows:

Name                             Age                          Position

Danny Gibbs                       41                     President, Director
Tony Gibbs                        37                  Vice-President, Director
Dennis T. Mitchell                48                          Director
Phyllis Gibbs Wright              46                          Secretary
L.W. Reynolds                     62                          Director


      Danny Gibbs has served as president, general manager and a director of the Company since the Company's inception in 1984. Mr. Gibbs has acted as the Company's Chief Financial Officer throughout the Company's existence. Mr. Gibbs received a Bachelor of Arts degree in History with a minor in Architecture from Texas Tech University.

      Tony Gibbs has served as vice president and a director of the Company since the Company's inception in 1984. From 1983 to 1984, Mr. Gibbs formed a construction company which provided construction services to the residential industry and the commercial industry. Mr. Gibbs received a Bachelor of Science degree in Accounting with a minor in Architecture from Texas Tech University

      Dennis T. Mitchell, a licensed professional architect, is president of AIG, Inc., an architectural firm Mr. Mitchell formed in 1969 which is primarily engaged in the design, documentation and execution of commercial construction. AIG, Inc. provides architectural service to a variety of retail, industrial and governmental entities, including Barnes & Noble, Lil Things, and Eckerds. Mr. Mitchell is a member of several national and local architectural professional organizations and a graduate of the University of Texas at Arlington.

      Phyllis Gibbs Wright has been Secretary of the Company since its formation and during the Company's operations has been responsible for management's administration.

      L. W. Reynolds became a director in May 1998. Since 1990 Mr. Reynolds has been president of Reynolds Financial and Management Services, Inc. which provides financial consulting services to the real estate, wholesale distribution, retail, environment services, assisted living and construction industries. He is also chairman of Elder Living Centers, Inc., a Company Mr. Reynolds formed in 1996 that develops and finances assisted living facilities in

New Mexico and Texas. Also in 1996, Mr. Reynolds formed Davis Covenant Corporation, a general contractor engaged in the development of apartments and assisted living facilities as well as asbestos statement. Mr. Reynolds, a certified public accountant, worked for KPMG from 1959 to 1966 and the Maloof Companies from 1966 through 1984, becoming an Executive Vice President and Chief Financial Officer in 1980. From 1984 to 1986, he was President and Chief Executive Officer of American Federal Savings and Loan Association and from 1986 through 1989 was Vice President of Market Development for Public Service Company of New Mexico. Mr. Reynolds is a graduate of McMurry University and holds a Masters of Business Administration from the University of Texas at Austin .

      Danny Gibbs and Tony Gibbs are brothers. Phyllis Gibbs Wright is their sister.

      Each director will hold office until the next Annual Meeting of Shareholders and until such time as his successor is elected and qualified, subject to prior removal by the shareholders of the Company in accordance with the Bylaws of the Company. The officers of the Company serve at the discretion of the Board of Directors of the Company.

      Danny Gibbs and Tony Gibbs have committed to supporting for reelection the existing outside directors at the Company's next annual meeting.

Committees of the Board of Directors

      The Company's Board of Directors will establish an Audit Committee and a Compensation Committee, each consisting of at least two directors, none of whom will be an officer or employee of the Company. The duties of the Audit Committee will be to recommend to the entire Board of Directors the selection of independent certified public accountants to perform an audit of the financial statements of the Company, to review the activities and report of the independent certified public accountants, and to report the results of such review to the entire Board of Directors. The Audit Committee will also monitor the internal controls of the Company. The duties of the Compensation Committee will be to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives and to administer or oversee the Company's 1995 Incentive Stock Option Plan and other benefit plans. In addition, the Compensation Committee will review the compensation of officers of the Company and the recommendations of the Chief Executive Officer on (i) compensation of all employees of the Company and (ii) adopting and changing major Company compensation policies and practices. Except with respect to the administration of the 1995 Incentive stock option plan, the Compensation Committee will report its recommendations to the entire Board of Directors for approval.

Executive Compensation.

      The following table sets forth certain information concerning the compensation of the chief executive officer of the Company and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000, for the fiscal years ended December 31, 1997, 1996, and 1995.



                           Summary Compensation Table

                                                       Annual Compensation (1)
Name and                                               -----------------------            All Other
Principal Position                    Fiscal Year         Salary     Bonus (2)          Compensation
----------------------------------------------------------------------------------------------------

Danny Gibbs                               1997          $133,000                                    -
 Chief Executive Officer                  1996           150,000                                    -
                                          1995            49,220       136,423                      -

Tony Gibbs                                1997          $123,000             -                      -
 Vice President                           1996           150,000                                    -
                                          1995            49,220       200,246

Phyllis Gibbs Wright                      1997           100,000

------------------





(1)

     The Company provides certain perquisites and personal benefits to its executive officers, the aggregate amount of which does not exceed $50,000 or 10% of such officer's total annual salary and bonus.



(2) These amounts represent distributions to Messrs. Danny and Tony Gibbs in connection with the Company's status as a subchapter S corporation pursuant to the United States tax codes. They exclude amounts accrued in 1995 but paid in 1996 as part of the Company's termination of it subchapter S status. As of December 31, 1997, $422,245 remained to be paid.

Executive Director Compensation

     Upon the completion of this Offering the Company plans to pay $150,000 per year to each of Messrs. Danny Gibbs and Tony Gibbs. Directors of the Company are entitled to receive from the Company fees and reimbursement of expenses for their services as directors. Under the Company's standard arrangement for compensation of directors, outside are entitled to receive a fee for each Board meeting attended of $500. In addition, directors will be reimbursed for their ordinary and necessary expenses incurred in attending meetings of the Board of Directors or a committee thereof. Directors of the Company, whether or not employees of the Company, will also be entitled to receive options to acquire shares of Common Stock under the Company's Stock Option Plans.

Benefit Plans

      1995 Incentive Stock Option Plan

     The Company's 1995 Incentive Stock Option Plan was approved by the Board of Directors and shareholders of the Company on August 15, 1995 to provide for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended to officers and employees of the Company and subsidiaries of the Company. A total of 200,000 shares of Common Stock has been authorized and reserved for issuance under the 1995 Incentive Stock Option Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event. The 1995 Incentive Stock Option Plan is administered by the Compensation Committee, which consists of the Company's two "Outside Directors." Outside Directors shall mean only those directors of the Company or a subsidiary of the Company who are not regular salaried employees of either the Company or a subsidiary as of the date the option is granted. The Compensation Committee has the sole authority to interpret the 1995 Incentive Stock Option Plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the 1995 Incentive Stock Option Plan; provided that, (i) the exercise price of each option granted under the 1995 Incentive Stock Option Plan may not be less than the fair market value of the Common Stock on the day of the grant of the option, (ii) the exercise price must be paid in cash and or stock upon exercise of the option, (iii) no option may be exercisable for more than 10 years after the date of grant, and
(iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee ceases to be employed by the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. An optionee who was a director or advisor may exercise his option at any time within 90 days after such optionee's status as a director or advisor terminates to the extent he was entitled to exercise such option at the date of termination of his status. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment or service as an advisor or director. If an optionee dies and shall hold options not fully exercised, such options may be exercised in whole or in part within one year of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or threatened change of control of the Company.

      Outside Directors Stock Option Plan

     The Outside Directors Stock Option Plan was approved by the Board of Directors and shareholders of the Company on August 15, 1995. A total of 50,000 shares of Common Stock has been authorized and reserved for issuance under the Outside Directors Stock Option Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event. The Outside Directors Stock Option Plan is administered by the Stock Option Committee which consists of Danny Gibbs and Tony Gibbs. The Stock Option Committee has the sole authority to interpret the Outside Directors Stock Option Plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the Outside Directors Stock Option Plan; provided that, (i) the exercise price of each option granted under the Plan may not be less than the fair market value of the Common Stock on the day of the grant of the option, (ii) the exercise price must be paid in cash and or stock upon exercise of the option, (iii) no option may be exercisable for more than 10 years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. If an optionee's status as an Outside Director is terminated for any reason other than death, the optionee may exercise his option at any time within 90 days after such termination to the extent it was then exercisable. If an optionee dies while an Outside Director and shall not have fully exercised options granted under the Outside Directors Stock Option Plan, such options may be exercised in whole or in part within six months of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or threatened change of control of the Company.

     Options under the Outside Directors Stock Option Plan are granted only to Outside Directors selected by the Committee. Outside Directors shall mean only those directors of the Company or a subsidiary of the Company who are not regular salaried employees of either the Company or a subsidiary as of the date the option is granted. As of the date of this Prospectus, none of the Common Stock reserved for issuance in either the Outside Directors Stock Plan or the 1995 Incentive Stock Option Plan had been issued.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 15, 1998 by
(i) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and
(iii) all directors and executive officers of the Company as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

                                  Shares Owned

Name and Address of                                     Number of       Percent
Beneficial Owner                                     Shares Owned       Owned
-------------------                                  ------------       -------
Danny Gibbs(2)                                          1,000,000         25.0%
Tony Gibbs(2)                                           1,000,000         25.0%
All directors and officers
as a group (6 persons)                                  2,000,000         50.0%
-----------------

     (1) The address for Danny Gibbs and Tony Gibbs is 1855 Wall Street, Garland, TX 75041.

     (2) In connection with certain actions taken by the Company, Messrs. Danny
         R. Gibbs and Tony G. Gibbs relinquished a total of 1,000,000 shares of Common Stock to the Company and acquired the right to acquire for $0.10 per share 2,000,000 shares of stock if either Danny R. Gibbs or Tony G. Gibbs are terminated without their consent if 20% of the Company is acquired by those other than Danny R. Gibbs or Tony G. Gibbs.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As part of the termination of the Company's election to be taxed as a Subchapter S Corporation, the Company has accrued $749,255 to be distributed to Danny Gibbs and Tony Gibbs for payment of income taxes owed for the Company's operations. At December 31, 1997, $422,245 remained to be paid.

         In connection with certain actions taken by the Company, Messrs. Danny
R. Gibbs and Tony G. Gibbs relinquished a total of 1,000,000 shares of Common Stock to the Company and acquired the right to acquire for $0.10 per share 2,000,000 shares of stock if either Danny R. Gibbs or Tony G. Gibbs are terminated without their consent if 20% of the Company is acquired by those other than Danny R. Gibbs or Tony G. Gibbs. If all of the shares are purchased pursuant to this offering are purchased by those other than Danny R. Gibbs and Tony G. Gibbs, who have no intent to purchase stock pursuant to this offering, 12.5% of the Company would be acquired by those other than Danny R. Gibbs and Tony G. Gibbs.

         All future transactions between the Company and its officers, directors, and/or 5% shareholders will be on terms no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent disinterested directors of the Company.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.01 per share. The following summary of certain provisions of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by, the Articles of Incorporation and the Bylaws of the Company and by the provisions of applicable law.

Common Stock

         At March 31, 1996, there were 4,000,000 shares of Common Stock outstanding. In addition, 250,000 shares of Common Stock were reserved for issuance upon exercise of stock options. The Company presently has 15,000,000 shares of Common Stock authorized.

         Holders of Common Stock are entitled to one vote per share on any matter submitted to the vote of stockholders. Cumulative voting is prohibited in the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds, legally available therefor. See "Dividend Policy". The Common Stock is not redeemable, does not have any conversion rights, and is not subject to call. Holders of shares of Common Stock have no pre-emptive rights to maintain their respective percentage of ownership in future Offerings or sales of stock by the Company. The shares of Common Stock presently outstanding are, and the shares of Common Stock offered hereby when issued will be, fully paid and non assessable.

Common Stock Warrants

         This offering relates to the purchases of up to 500,000 shares of Common Stock that may be acquired by holders of 1,000,000 Common Stock Warrants that are issued and outstanding. See "Plan of Distribution." For a period of sixty days following the effective date of this prospectus, or _____, 1998. The Company will grant the holders of Warrants the right to acquire one share of Common Stock for $1.75 per share. The Warrants were initially issued in connection with the Company's IPO in January of 1996. These warrants expire on January 12, 2001. The Warrants are subject to redemption by the Company at $0.05 per Warrant, at any time after July 12, 1996, on thirty days prior written notice, provided that the closing bid quotation for the Common The exercise price is $4.50. These 1,000,000 Warrants are subject redemption for $0.05 per share once the Common Stock has equaled or exceeded $7.50 for ten consecutive trading days. The exercise price is subject to reduction in certain circumstances.

         Following the close of this offering the Company will reset the exercise price of the Warrants that are not exercised pursuant to this offering to $2.50 and set the price at which the Warrants may be called for redemption at $5.00 one the Common Stock has equaled or exceeded that price for ten consecutive trading days. Assuming that holders of 500,000 shares of Common Stock acquire Common Stock pursuant to this offering the exercise price would otherwise decline to $_____ and the number of shares that can be purchased at that price will increase to ____. The number of shares that could be exercised will not be increased as a result of the resetting of the exercise price.

         The Warrants may be exercised only if there is a current registration statement in effect at the time of exercise.

         In addition, there are 30,000 warrants outstanding granting the right to purchase Common Stock for $5.00 per share as well as 50,000 warrants to acquire up to 100,000 shares of Common Stock at an exercise price of approximately $5.52 and 100,000 warrants for another 100,000 shares. The exercise price of these Warrants will decline to ____ if all the shares offered by this Prospectus are purchased and the number of shares that can be purchased at that price will increase to _________. In addition, the Company has granted to an individual a warrant to purchase 150,000 shares of Common Stock for $0.60 per share. This warrant expires on April 29, 2002.

         In connection with certain actions taken by the Company, Messrs. Danny
R. Gibbs and Tony G. Gibbs relinquished a total of 1,000,000 shares of Common Stock to the Company and acquired the right to acquire for $0.10 per share 2,000,000 shares of stock if either Danny R. Gibbs or Tony G. Gibbs are terminated without their consent if 20% of the Company is acquired by those other than Danny R. Gibbs or Tony G. Gibbs.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, assuming all 500,000 shares of Common Stock are purchased pursuant to the offer contained in this prospectus, the Company will have 4,500,000 shares of Common Stock outstanding. All of the securities sold in this offering will be freely transferable without further restriction or registration under the Securities Act, except for any securities purchased by an "affiliate" of the Company (as defined under the Securities
Act). Additional shares of Common Stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

         See "RISK FACTORS- Outstanding Options; Risk of Further Dilution" and "RISK FACTORS-Underwriters' Warrants; Risk of Further Dilution." At the date of this Prospectus, there were outstanding 4,000,000 shares of Common Stock issued and outstanding 2,000,000 of which shares are "restricted securities" under applicable securities laws. Additional shares of Common Stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

         Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 45,000 shares immediately after this offering); or (ii) the average weekly trading volume reported on the Nasdaq System during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Nonaffiliates who have held their restricted shares for three years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale.

         As of the date of this Prospectus, (i) an aggregate of 200,000 shares of Common Stock had been reserved for issuance to employees and directors of the Company pursuant to the Amended and Restated 1995 Incentive Stock Plan. In addition, at the date of this Prospectus, (i) an aggregate of 50,000 shares of Common Stock has been reserved for issuance to Directors of the Company pursuant to the Outside Directors' Stock Option Plan, 30,000 shares have been reserved for issuance to four individuals pursuant a warrant, (iii) 100,000 have been reserved for issuance pursuant to certain warrants exercisable, (iv) 150,000 shares have been reserved for issuance to an individual and (v) 2,000,000 shares are reserved for exercise pursuant to two warrants owned by Danny Gibbs and Tony Gibbs. Options remained available for future issuance under the Outside Directors' Stock Option Plan. See "RISK FACTORS-Outstanding Options; Risk of Further Dilution."

         In addition, at the date of this Prospectus, an aggregate of 150,000 shares of Common Stock has been reserved for issuance in connection with the issuance of Units issuable upon exercise of the Underwriters' Warrants and the exercise of the Warrants included therein. See "DESCRIPTION OF SECURITIES-Underwriters' Warrants" and "RISK FACTORS-Underwriters' Warrants; Risk of Further Dilution."

         The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                              PLAN OF DISTRIBUTION

         No underwriters are employed with respect to the exercise of the Warrants. Gibbs Construction, Inc. (the "Company") is hereby offering for a period of sixty days from the date of this prospectus (the "Offer Termination Date") 500,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") for $1.75 per share to holders of its Redeemable Common Stock Purchase Warrants (the "Warrants") that the Company issued in connection with its initial public offering in January, 1996 (the "IPO"). As of the date of this prospectus there are 1,000,000 Warrants issued and outstanding and the right to purchase Common Stock pursuant to the offer contained in this prospectus is limited to those exercising the first 500,000 shares. As of the date of this prospectus each Warrant entitles the holder to purchase one share of Common Stock prior to January 12, 2001 and is subject to redemption by the Company at $0.05 per Warrant on thirty days prior written notice, provided that the closing bid quotation for the Common Stock has equaled or exceeded $7.50 for ten consecutive trading days. The Common Stock has not so traded, and this prospectus does not relate to a call for redemption. This prospectus relates solely to an offer by the Company to holders of the Warrants to purchase one share of Common Stock for $1.75 for each Warrant held for a period of 60 days from the date of this Prospectus or _______, 1998.

         The Company has caused the offer contained in this prospectus to be sent to holders all of the Warrants. Holders of Warrants may acquire the Common Stock offered hereby until 5:00 p.m., New York City time on _____, 1998, the last day business day before the Offer Termination Date or until 500,000 shares have been purchased, whichever occurs first. Warrants may be exercised by surrendering at the Corporate office of American Stock Transfer and Trust Company (the "Warrant Agent") at 40 Wall Street, New York, New York 10005, the Warrant Certificate evidencing the holder's Warrant together with a subscription in the form set forth on the reverse side of the Warrant Certificate, duly executed, and accompanied by the tender, in U.S. dollars, of either federal bank or certified check or bank cashier's check, payable to the order of the Warrant Agent for the applicable price of the Common Stock purchased.

         The Common Stock is traded on the Nasdaq Small-Cap Market System ("Nasdaq Small-Cap") under the symbol "GBSE" and on the Boston Stock Exchange under the symbol "GBS." On May __, 1998, the closing sale price of the Common Stock as reported by Nasdaq Small-Cap was $________ per share.



                                  LEGAL MATTERS

      Certain matters with respect to the validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Robert A. Forrester Esq., 1215 Executive Drive West, Suite 102, Richardson, Texas 75081. Mr. Forrester owns a warrant to purchase 7,500 shares of Common Stock for $5.00 per share.

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                                TABLE OF CONTENTS

                                                                        Page

Report of Independent Certified Public Accountants                      F-2

Consolidated Balance Sheets as of December 31, 1996
   and 1997 and March 31, 1998 (Unaudited)                              F-3

Consolidated Statements of Operations for Each of
   the Years in the Three Year Period Ended December
   31, 1997 and the Three Months Ended March 31,
   1997 and 1998 (Unaudited)                                            F-5

Consolidated Statements of Stockholders' Equity for
   Each of the Years in the Three Year Period Ended
   December 31, 1997 and the Three Months Ended
   March 31, 1997 and 1998 (Unaudited)                                  F-7

Consolidated Statements of Cash Flows for Each of
   the Years in the Three Year Period Ended December
   31, 1997 and the Three Months Ended March 31,
   1997 and 1998 (Unaudited)                                            F-8

Notes to Consolidated Financial Statements
   (Including Notes Applicable to the Unaudited
   Periods)                                                             F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Gibbs Construction, Inc. and Subsidiary
Garland, Texas

We have audited the accompanying consolidated balance sheets of Gibbs Construction, Inc. and Subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gibbs Construction, Inc. and Subsidiary as of December 31, 1996 and 1997, and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.




KILLMAN, MURRELL & COMPANY, P.C.
Dallas, Texas
February 27, 1998

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS



                                     ASSETS


                                                                        December 31,                         March 31,
                                                                   1996             1997                       1998
                                                             ---------------   ---------------              ----------
                                                                                                           (Unaudited)
CURRENT ASSETS
    Cash                                                       $    124,565      $    438,445          $             -
    Temporary Investments - Note 9                                    1,503           142,533                  141,119
    Accounts Receivable
        Trade                                                     8,596,282         7,662,445                7,633,632
        Costs and Estimated Earnings in Excess of
            Billings on Uncompleted Contracts - Note 2              976,681         1,834,063                1,785,766
    Prepaid Expenses                                                 19,376            82,309                   74,115
    Deferred Tax Asset - Note 12                                    510,000           350,000                  334,225
                                                               ------------      ------------             ------------

            TOTAL CURRENT ASSETS                                 10,228,407        10,509,795                9,968,857
                                                                -----------       -----------             ------------

LAND, BUILDINGS AND EQUIPMENT - Note 3                            1,084,380         1,105,556                1,107,445
        Less Accumulated Depreciation                              (387,744)         (542,015)                (578,015)
                                                               -------------     ------------             ------------

            NET LAND, BUILDINGS AND EQUIPMENT                       696,636           563,541                  529,430
                                                               ------------      ------------             ------------

OTHER ASSETS
    Other Assets                                                      2,454                 -                        -
    Receivables From Affiliates and Employees                       232,789           118,040                  125,870
    Deferred Tax Asset - Note 12                                  1,572,740         1,426,540                1,426,540
                                                               ------------      ------------             ------------

            TOTAL OTHER ASSETS                                    1,807,983         1,544,580                1,552,410
                                                               ------------      ------------             ------------

            TOTAL ASSETS                                        $12,733,026       $12,617,916              $12,050,697
                                                                ===========       ===========              ===========
















                          The accompanying notes are an
            integral part of these consolidated financial statements.
                                   (Continued)
                                       F-3

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                       December 31,          March 31,
                                                                  1996               1997                     1998
                                                             ---------------   ---------------          ----------
                                                                                                           (Unaudited)
CURRENT LIABILITIES
    Cash Overdraft                                          $             -   $             -             $    327,191
    Notes Payable - Note 4                                          150,000           150,000                  150,000
    Current Installments of Long-Term Debt - Note 5                 374,443           380,769                  215,538
    Accounts Payable                                              8,047,940         7,482,475                7,118,440
    Accrued Expenses - Note 11                                      719,749           685,722                  651,856
    Billings in Excess of Costs and Estimated Earnings on
        Uncompleted Contracts - Note 2                            1,142,164         1,372,152                1,032,727
    Payable to Stockholders                                         406,055           422,245                  420,745
                                                               ------------      ------------             ------------

            TOTAL CURRENT LIABILITIES                            10,840,351        10,493,363                9,916,497

LONG-TERM DEBT - Excluding
    Current Installments - Note 5                                   563,254           210,232                  189,209
                                                               ------------      ------------             ------------

            TOTAL LIABILITIES                                    11,403,605        10,703,595               10,105,706
                                                                -----------       -----------              -----------

CONTINGENCIES - Notes 6, 7, 8 and 10                                      -                 -                        -

STOCKHOLDERS' EQUITY  - Note 14
    Common Stock of $.01 Par Value.  Authorized
        15,000,000 Shares; Issued and Outstanding
        4,000,000 Shares                                             40,000            40,000                   40,000
    Additional Paid-In-Capital                                    4,907,272         4,907,272                4,907,272
    Retained Earnings                                            (3,617,851)       (3,032,951)              (3,002,281)
                                                               ------------      ------------             ------------

            TOTAL STOCKHOLDERS' EQUITY                            1,329,421         1,914,321                1,944,991
                                                               ------------      ------------             ------------

            TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY                            $12,733,026       $12,617,916              $12,050,697
                                                                ===========       ===========              ===========













                          The accompanying notes are an
            integral part of these consolidated financial statements.
                                       F-4

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     Years Ended December 31,                    Three Months Ended
                                                ----------------------------------                    March 31,
                                                                                                 ------------------
                                            1995            1996              1997               1997          1998
                                       -------------  ----------------  ----------------    --------------  ---------
                                                                                                          (Unaudited)

CONSTRUCTION REVENUE                    $33,336,120       $47,438,930       $47,993,287        $8,693,918    $11,463,976

COST OF CONSTRUCTION                     29,877,494        44,948,681        45,554,241        (8,481,834)    11,026,551
                                        -----------       -----------       -----------        ----------    -----------

    NET CONSTRUCTION REVENUE              3,458,626         2,490,249         2,439,046           212,084        437,425
                                        -----------      ------------      ------------        ----------   ------------

BRONCO BOWL OPERATING
    EXPENSES         584,173                      -                 -                 -                 -
                ------------        ---------------   ---------------     -------------   ---------------

            GROSS PROFIT                  2,874,453         2,490,249         2,439,046           212,084        437,425

GENERAL AND ADMINISTRATIVE
    EXPENSES         903,294              1,574,416         1,368,957           327,415           372,392
                ------------           ------------      ------------       -----------      ------------

            INCOME BEFORE OTHER
                INCOME (EXPENSE)          1,971,159           915,833         1,070,089          (115,331)        65,033

OTHER INCOME (EXPENSE)
    Gain (Loss) on Disposal of
        Equipment                            (7,959)           (1,623)            9,140                 -              -
    Gain (Loss) on Temporary
        Investments Transactions            446,596           (22,906)          (62,157)             (540)             -
    Interest Income                           5,042            22,215            23,566                64          2,503
    Interest Expense                         (1,895)          (86,628)         (155,347)          (25,455)       (21,091)
    Other                                       392            12,492             5,809             6,268               -
                                      -------------     -------------     -------------      ------------ ---------------

            INCOME BEFORE
                INCOME TAXES              2,413,335           839,383           891,100          (134,994)        46,445

INCOME TAX (EXPENSE) -
    Note 1 and Note 12                            -          (293,000)         (306,200)           45,900        (15,775)
                                     --------------      ------------      ------------       -----------  -------------

INCOME FROM CONTINUING
    OPERATIONS  2,413,335                   546,383           584,900                 -                 -

DISCONTINUED OPERATIONS
    (Loss) From Discontinued Operations           -        (1,186,114)                -                 -              -
    (Loss) on Disposal of Subsidiary              -        (3,483,103)                -                 -               -
                                     --------------      ------------   ---------------    -------------- ---------------

            NET INCOME (LOSS)           $ 2,413,335      $ (4,122,834)     $    584,900       $   (89,094)  $     30,670
                                        ===========      ============      ============       ===========   ============











                                   (Continued)
                                       F-5

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (CONTINUED)

                                                     Years Ended December 31,                    Three Months Ended
                                                ----------------------------------                    March 31,
                                                                                                 ------------------
                                            1995            1996              1997               1997            1998
                                       -------------  ----------------  ----------------    --------------  -------------
                                                                                                          (Unaudited)

BASIC EARNINGS (LOSS) PER SHARE
    Continuing Operations                              $         0.14     $        0.14      $      (0.02)$         0.01
    Discontinued Operations                                     (1.21)                -                 -               -
                                                       --------------    --------------     ------------- ---------------

                                                       $        (1.07)    $        0.14       $     (0.02) $        0.01
                                                       ==============     =============       ===========  =============
WEIGHTED AVERAGE NUMBER
    OF COMMON SHARES
    OUTSTANDING                                             3,846,154         4,000,000         4,000,000      4,000,000
                                                         ============      ============         =========      =========

PRO FORMA DATA
    Historical Income Before
        Income Taxes                     $2,413,335
    Pro Forma Provision for
        Income Taxes                        820,500
    Pro Forma Net Earnings               $1,592,835
    Pro Forma Earnings
        Per Common Share                       $.53
    Weighted Average Number of
        Common Shares Outstanding         3,000,000



























                          The accompanying notes are an
            integral part of these consolidated financial statements.
                                       F-6

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                                Common Stock
                                                         -------------------------
                                                    Number                     Paid-In        Retained
                                                of Shares        Amount        Capital         Earnings          Total
                                            -------------   ----------    -------------     ------------      -----------
BALANCE, DECEMBER 31, 1994                      3,000,000      $30,000    $           -     $    639,156      $   669,156

    1995 Net Income                                     -            -                -        2,413,335        2,413,335

    Distributions                                       -            -                -         (328,172)        (328,172)
                                            -------------   ----------    -------------     ------------      -----------

BALANCE, DECEMBER 31, 1995                      3,000,000       30,000                -        2,724,319        2,754,319

    Sale of Common Shares
        January 1996                            1,000,000       10,000        3,712,500                -        3,722,500

    Registration Costs, net of
        applicable tax effect                           -            -         (358,948)               -         (358,948)

    "S" Corporation Status Termination                  -            -        1,553,720       (2,219,336)        (665,616)

    1996 Net Loss                                       -            -                -       (4,122,834)      (4,122,834)
                                            -------------   ----------   --------------     ------------      -----------

BALANCE, DECEMBER 31, 1996                      4,000,000       40,000        4,907,272       (3,617,851)       1,329,421

    1997 Net Income                                     -            -                -          584,900          584,900
                                            -------------   ----------   --------------     ------------      -----------

BALANCE, DECEMBER 31, 1997                      4,000,000       40,000        4,907,272       (3,032,951)       1,914,321

    1998 Net Income (Unaudited)                         -            -                -           30,670           30,670
                                             ------------   ----------   --------------     ------------      -----------

BALANCE, MARCH 31, 1998                         4,000,000      $40,000       $4,907,272      $(3,002,281)      $1,944,991
                                                =========      =======       ==========      ===========       ==========












                          The accompanying notes are an
            integral part of these consolidated financial statements.
                                       F-7

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Years Ended December 31,                     Three Months Ended
                                                   ----------------------------------                      March 31,
                                                                                                     ------------------
                                                        1995          1996            1997           1997          1998
                                                   ---------------------------------------------------------------------
                                                                                                            (Unaudited)
CASH FLOW FROM OPERATING
    ACTIVITIES
    Net Income (Loss)                                $2,413,335     $(4,122,834)      $584,900  $   (89,094)    $ 30,670
    Adjustments to Reconcile Net Income
        (Loss) to Net Cash From Operating
        Activities
            Loss on Sale of Discontinued
                Operations-                                   -       3,483,103              -            -            -
            Depreciation                                113,790         520,756        159,400       35,999       36,000
            Loss (Gain) on Disposal
                of Equipment                              7,959           1,623         (9,140)           -            -
            Loss on Temporary
                Investments Transactions               (446,596)         22,906         62,157          540            -
            Deferred Taxes                                    -        (323,000)       306,200      (45,900)      15,775
    Changes in Current Assets and Liabilities
            (Increase) Decrease in Accounts Receivable(1,373,557)    (5,156,893)       933,837    3,577,300       28,813
            (Increase) in Inventories                         -          (8,259)             -            -            -
            (Increase) Decrease in Billings Related to
                Cost and Earnings on Uncompleted
                Contracts                              (350,342)         45,334       (627,394)      24,605     (291,128)
            (Increase) in Prepaid Expenses               (1,624)        (72,909)       (62,933)           -        8,194
            Increase (Decrease) in Accounts Payable   3,147,314       2,787,248       (565,465)  (3,650,868)    (364,035)
            Increase (Decrease) in Accrued Expenses     833,376        (246,900)       (34,027)     (31,252)     (33,866)
    Purchase of Temporary Investments                (3,682,996)        (20,177)      (302,327)           -            -
    Proceeds From Sale of Temporary Investments       4,105,409          19,951         99,140             -       1,414
                                                     ----------   -------------      --------- -------------   ---------

               NET CASH FLOW (USED)
                 PROVIDED BY OPERATING
                ACTIVITIES                            4,766,068      (3,070,051)       544,348     (178,670)    (568,163)
                                                     ----------    ------------       --------   ----------     --------

CASH FLOW FROM INVESTING ACTIVITIES
    Purchase of Equipment                              (303,244)       (219,425)       (48,101)      (8,792)      (1,889)
    Bronco Bowl Renovations                          (4,039,808)     (1,983,864)             -            -            -
    Proceeds from Sale of Equipment                      67,183           3,500         30,936            -            -
    (Increase) Decrease in Other Assets                (129,899)        (43,461)       117,203       81,524       (7,830)
    Cash Proceeds from Sale of Discontinued
        Operations                                            -         712,456              -             -           -
                                                  -------------   -------------    ----------- ------------- -----------

            NET CASH FLOW (USED) PROVIDED
                BY  INVESTING ACTIVITIES             (4,405,768)     (1,530,794)       100,038       72,732       (9,719)
                                                     ----------    ------------       --------  -----------    ---------








                                   (Continued)

                          The accompanying notes are an
            integral part of these consolidated financial statements.
                                       F-8

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                        Years Ended December 31,                    Three Months Ended
                                                   ----------------------------------                    March 31,
                                                                                                    -------------------
                                                        1995          1996            1997           1997          1998
                                                   ---------------------------------------------------------------------
                                                                                                            (Unaudited)
CASH FLOW FROM FINANCING ACTIVITIES
    Deferred Registration Costs                     $  (292,627)    $  (107,358)$            - $          - $          -
    Proceeds from Note Borrowings                       418,128       1,444,334        212,277       70,000            -
    Repayments of Note Borrowings                      (208,557)       (284,827)      (558,973)    (114,814)    (186,254)
    Repayments of Capital Lease Obligations              (3,181)         (3,341)             -            -            -
    Distributions to Stockholders                      (328,172)              -              -            -            -
    Sale of Common Stock                                      -       3,722,500              -            -            -
    Changes in Stockholder Receivables                        -        (110,081)        16,190            -       (1,500)
                                                 --------------    ------------      --------- ------------   ----------

            NET CASH FLOW PROVIDED (USED)
               BY FINANCING ACTIVITIES                 (414,409)      4,661,227       (330,506)     (44,814)    (187,754)
                                                    -----------    ------------       --------   ----------    ---------

NET INCREASE (DECREASE) CASH                            (54,109)         60,382        313,880     (150,752)    (765,636)

CASH AT THE BEGINNING OF THE PERIOD                     118,292          64,183        124,565      124,565      438,445
                                                    -----------     -----------       --------    ---------    ---------

CASH AT THE END OF THE PERIOD                       $    64,183      $  124,565       $438,445    $ (26,187)   $(327,191)
                                                    ===========      ==========       ========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
        Cash Paid During  the Year For:
            Interest Expense, net of capitalized
                interest of $128,332 at
                December 31, 1995                   $    48,096     $    63,425       $155,347    $  29,945    $  21,090
                                                    ===========     ===========       ========    =========    =========
            Income Taxes                          $           -     $    50,057    $         -  $         -  $         -
                                                  =============     ===========    ===========  ===========  ===========

SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING AND FINANCING ACTIVITIES:

        Termination of "S" Corporation Status
            Increase in Payable to Stockholders and
                Affiliates                        $           -      $  665,616    $         - $          - $          -
            Transfer of Retained Earnings to
                Paid-in-Capital                               -       1,553,720              -            -            -
            Reduction in Retained Earnings                    -      (2,219,336)             -            -            -
        Reduction in Deferred Registration Costs              -         358,948              -            -            -
        Registration Costs Offset against Paid-in-Capital     -        (358,948)             -            -            -
        Increase in Capital Lease Obligations           734,919         634,625              -            -            -
        Assets Purchased through Capital Lease         (734,919)       (634,625)             -            -            -
                                                    -----------      ----------    ----------- ------------ ------------

                                                  $           -   $           -    $         - $          - $          -
                                                  =============   =============    =========== ============ ============








                          The accompanying notes are an
            integral part of these consolidated financial statements.
                                       F-9

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INCLUDING NOTES APPLICABLE THE UNAUDITED PERIODS)


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    General

    Gibbs Construction, Inc. (the "Company"), is a full service, national commercial construction company located in Garland, Texas. The Company operates throughout the United States, providing construction services principally to national retail store chains.

    Subsidiary and Principles of Consolidation

    The consolidated financial statements include the accounts of Gibbs Construction, Inc. and its wholly owned inactive subsidiary, Bronco Bowl Holding, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

    Temporary Investments

    The Company has entered into numerous account agreements with stockbrokers and participates in an active trading program in equity securities, listed on nationally recognized stock exchanges. The fair value for temporary investment securities are based on quoted market prices.

    Revenue Recognition

    Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total direct job costs incurred to date to estimated total direct job costs for each contract. This method is used because management considers expended direct job costs to be the best available measure of progress on contracts.

    Contract costs include all direct material, labor and sub-contract costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repair costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The asset "costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Buildings and Equipment

    Depreciation of buildings and equipment is provided principally on the straight-line method using estimated useful lives ranging from five to twenty-five years.

    Major renewals and betterments are added to the property accounts while the cost of repairs and maintenance is charged to operating expenses in the period incurred. Cost of assets retired or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resultant gain or loss, if any, is reflected in operations.

    Federal Income Taxes

    From May 31, 1992 to December 31, 1995, the Company elected to be taxed as an "S" corporation under the Internal Revenue Code; therefore, for that period the Company's stockholders were required to include in their personal tax returns the income and expenses of the Company and pay any applicable federal income taxes. As of May 31, 1992, the Company reflected a retained earnings balance of $212,975, which was subjected to federal income taxes when earned. The Company returned to the "C" Corporation status on December 31, 1995.

    The Company accounts for income taxes, pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    Pension and Employee Benefit Plans

    The Company has established a flexible benefits plan for its employees. The purpose of this plan is to provide eligible employees a choice between cash and specified welfare benefits.

    The Company has established a deferred contribution profit sharing plan (401(k) Plan), covering substantially all employees. This plan allows both the Company and eligible employees to contribute to the plan.

    No significant contributions were made to the plans by the Company in 1995, 1996, or 1997.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Cash Flows

    The Company considers cash to be cash equivalents for purposes of preparing the statements of cash flows.

    Basic Earnings Per Share

    Basic earnings (loss) per share was computed using the weighted average outstanding common shares for the applicable periods. The diluted earnings
    (loss) per share is the same as basic since inclusion of the stock warrants in the computation would have been anti-dilutive.

    Pro forma earnings per share is based on the weighted average number of common shares outstanding during the year ended December 31, 1995.

    New Accounting Standards

    Effective January 1, 1996, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (Statement No. 121). Statement No. 121 requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value. The adoption of Statement No. 121 did not have a material effect on the Company's consolidated financial position or results of operations.

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (Statement No. 128), which is required to be adopted for financial statements issued for annual or interim periods after December 15, 1997. The adoption of Statement No. 128 requires a change in the presentation of earnings per share (EPS) to replace primary and fully diluted EPS with a presentation of basic and diluted EPS and to restate EPS for all periods presented. The adoption of Statement No. 128 did not have a material impact on the Company's consolidated financial statements.











                                   (Continued)
                                      F-12

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    New Accounting Standards (Continued)

    In February 1997, the FASB also issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (Statement No. 129). Statement No. 129 establishes standards for disclosing information about entity's capital structure and applies to all entities. Statement No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, "Omnibus Opinion -- 1996", and 15, "Earnings per Share", and FASB Statement of Financial Accounting Standards No. 27, "Disclosure of Long-Term Obligations", for entities that were subject to the requirements of APB Opinions 10 and 15 and Statement No. 47 and consolidates them for ease of retrieval and for greater visibility to non-public entities. Statement No. 129 is effective for financial statements for periods ending after December 15, 1997. The adoption of Statement No. 129 did not have a material impact on the Company's consolidated financial statements.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Statement No. 130 will have no impact on the financial condition or results of operations of the Company, but will require changes in the Company's disclosure and presentation requirements.


NOTE 2: COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

    Excess costs and billings are as follows:

                                                                        December 31,                         March 31,
                                                                  1996              1997                       1998
                                                              ------------      ------------               -----------
                                                                                                           (Unaudited)

    Costs Incurred on Uncompleted Contracts                    $17,451,069       $26,167,883               $32,736,979
    Estimated Earnings                                           1,612,101         2,245,274                 2,296,982
                                                              ------------      ------------               -----------

                                                                19,063,170        28,413,157                35,033,961

    Less Billings to Date                                       19,228,653        27,951,246                34,280,922
                                                               -----------       -----------               -----------

                                                              $   (165,483)     $    461,911              $    753,039
                                                              ============      ============              ============

                                   (Continued)

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 2: COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS (Continued)

    The above amounts are included in the accompanying balance sheets as follows:

                                                                        December 31,                         March 31,
                                                                  1996               1997                      1998
                                                               -----------        ----------                ----------
                                                                                                          (Unaudited)
    Costs and Estimated Earnings in Excess of Billings
        on Uncompleted Contracts                               $   976,681        $1,834,063                $1,785,766

    Billings in Excess of Costs and Estimated Earnings
        on Uncompleted Contracts                                (1,142,164)       (1,372,152)                1,032,727
                                                               -----------        ----------                ----------

                                                               $  (165,483)       $  461,911                $  753,039
                                                               ===========        ==========                ==========


NOTE 3: LAND, BUILDINGS AND EQUIPMENT

    Land, buildings and equipment are as follows:

                                                                          December 31,                       March 31,
                                                                    1996              1997                      1998
                                                                 ---------         ---------                ----------
                                                                                                            (Unaudited)
        Land                                                    $   48,255        $   48,255                $   48,255
        Buildings and Improvements                                 227,214           227,214                   227,214
        Vehicles and Trailers                                      464,866           503,499                   503,499
        Construction Equipment                                     235,978           213,489                   213,489
        Office Equipment and Furniture                             108,067           113,099                   114,988
                                                                 ---------         ---------                ----------

                                                                 1,084,380         1,105,556                 1,107,445

                Less Accumulated Depreciation                     (387,744)         (542,015)                 (578,015)
                                                                 ---------         ---------                ----------

                   NET LAND, BUILDINGS AND
                       EQUIPMENT                                 $ 696,636         $ 563,541                $  529,430
                                                                 =========         =========                ==========

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 4: NOTES PAYABLE

    A summary of notes payable follows:
                                                                               December 31,                     March 31,
                                                                          1996             1997                  1998
                                                                       ---------         --------              --------
                                                                                                            (Unaudited)
        10% note payable to an individual, unsecured,
            due January 17, 1998                                       $ 150,000         $150,000              $150,000
                                                                       =========         ========              ========


NOTE 5: LONG-TERM DEBT

    A summary of long-term debt follows:
                                                                                December 31,                   March 31,
                                                                           1996             1997                 1998
                                                                       ---------         --------              --------
                                                                                                            (Unaudited)
        4.9% note payable to a credit corporation, payable in
            monthly installments of $546 including interest,
            due June 1, 1999, secured by equipment                      $ 14,898           $8,942                $7,405

        9.5%note payable to a credit corporation, payable in
            monthly installments of $653 including interest,
            due August 4, 2001, secured by vehicle                        28,615           23,265                22,323

        9.65% note payable to a bank, payable in
            monthly installments of $807 including
            interest, due July 8, 1999, secured by vehicle                22,057           14,164                12,066

        9.9% note payable to a credit corporation, payable
            in installments of $469 including interest, due
            January 2, 2001, secured by vehicle                           18,579           14,712                13,684

        10.0% note payable to a credit corporation, payable in
            monthly installments of $533 including interest,
            due August 30, 1999, secured by equipment                     15,709           10,817                 9,334












                                   (Continued)
                                      F-15

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 5: LONG-TERM DEBT (Continued)

                                                                                December 31,                   March 31,
                                                                          1996             1997                  1998
                                                                       ---------         --------              --------
                                                                                                            (Unaudited)
        9.5% note payable to a credit corporation, payable in
            monthly installments of $628 including interest,
            due August 4, 1999, secured by vehicle                      $ 31,632         $ 26,898               $25,644

        9.5% note payable to a credit corporation, payable in
            monthly installments of $339 including interest,
            due April 16, 2002, secured by vehicle                             -           14,191                13,705

        6.9% note payable to a credit corporation, payable in
            monthly installments of $617 including interest,
            due March 15, 1997, secured by equipment                       3,644                -                     -

        7.25% to 8.75% notes payable to a bank, payable in
            installments of $2,618 including interest, due
            April 23, 1998, secured by vehicles and equipment             26,155            5,195                   531

        Prime plus 1% (10%) note payable to a bank, payable in
            monthly installments of $1,300 plus interest, due
            June 25, 1998, secured by real estate                        119,596          102,696                98,796

        9.5% note payable to a credit corporation, payable
            in monthly installments of $339 including interest,
            due April 16, 2002, secured by vehicle                             -           14,162                13,477

        9.5% note payable to a credit corporation, payable
            in monthly installments of $633 including interest,
            due June 26, 2000, secured by vehicle                         22,038           16,485                14,999

        9.5% note payable to a credit corporation, payable
            in monthly installments of $648 including interest,
            due October 20, 2000, secured by vehicle                      24,175           18,453                16,930

        9.55% note payable to a bank, payable in monthly
            installments of $428 including interest, due
            August 25, 1999, secured by vehicle                           11,365            8,236                   850




                                   (Continued)
                                      F-16

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 5: LONG-TERM DEBT (Continued)

                                                                               December 31,                    March 31,
                                                                          1996             1997                  1998
                                                                       ---------         --------              --------
                                                                                                            (Unaudited)
        9.5% note payable to a credit corporation, payable
            in monthly installments of $655 including interest,
            due January 15, 1999, secured by vehicle                    $ 14,768        $   9,318             $   6,939

        9.95% note payable to a credit corporation, payable
            in monthly installments of $643 including interest,
            due December 1, 2000, secured by vehicle                      24,504           18,981                17,507

        12% note payable to the Texas State Treasurer, payable
            in monthly installments of $25,000 including
            interest, due December 24, 1998                              527,196          276,996               125,730

        10.0% note payable to a credit corporation, payable in
            monthly installments of $1,010 including interest,
            due July 15, 1998, secured by equipment                       17,609            3,451                 1,997

        10.0% note payable to a credit corporation, payable
            in monthly installments of $762 including interest,
            due September 1, 1998, secured by equipment                   15,157            4,039                 2,830
                                                                       ---------        ---------             ---------

                                                                         937,697          591,001               404,747

                Less Current Installments                                374,443          380,769               215,538
                                                                        --------         --------              --------

                                                                        $563,254         $210,232              $189,209
                                                                        ========         ========              ========


    Aggregate maturities of long-term debt for the five years ending December 31, 2002, are as follows:

            1998                            $380,769
            1999                              90,170
            2000                              50,343
            2001                              27,184
            2002                              17,840
          Thereafter                          24,695

                                            $591,001

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 6: LEASE OBLIGATIONS

    The Company leases equipment under operating leases that expire over the next three years. The following is a schedule by year of future minimum rental payments required under these operating leases as of December 31, 1997:

            1998                             $11,184
            1999                               8,364
            2000                                 289
                                            --------

                                            $19,837

    For the years ended December 31, 1995, 1996, and 1997, the lease payments aggregated $23,592, $13,326, and 14,984, respectively.

NOTE 7: MAJOR CUSTOMERS AND RISK CONCENTRATION

    In 1997, the Company derived approximately 59% of its revenue from six (6) customers, in 1996, the Company derived approximately 63% of its revenue from five (5) customers; and in 1995, the Company derived substantially all construction revenues from seven (7) customers.

    The Company grants credit, generally without collateral, to its customers, which are located primarily within the forty-eight contiguous United States. Management believes that it's contract acceptance, billing and collection policies are adequate to minimize potential credit risks.

    At December 31, 1996 and 1997, the Company had deposits aggregating $595,335 and $1,275,602, respectively with a bank. Such deposits exceed the Federal Deposit Insurance Corporation's insurance coverage.

    The carrying amounts of accounts receivable, accounts payable, notes payable, and long term debt approximate their fair values.


NOTE 8: CONTINGENCIES

    The Company has entered into guarantee arrangements on contracts in the ordinary course of business. The guarantee period is generally one year. Cost of repairs on guarantee arrangements cannot be reasonably estimated. Warranty costs incurred for the years ended December 31, 1995, 1996, and 1997, were $20,143, $14,343, and $31,304, respectively.

    The Company is a defendant in various legal proceedings arising in connection with its business. In management's opinion the financial position of the Company will not be materially affected by the final outcome of these legal proceedings.

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 9: TEMPORARY INVESTMENTS

    The Company participates in trading publicly traded equity securities. The temporary investment securities were as follows:

                                                                        Gross             Gross
                                                                      Unrealized        Unrealized              Fair
             Balance Sheet Date                         Cost            Gains             Losses                Value
             ------------------                       --------        ----------        ----------            --------
        December 31, 1996                             $ 21,216          $      -           $19,713           $   1,503

        December 31, 1997                             $214,322            $1,415           $73,204            $142,533

        March 31, 1998 (Unaudited)                    $161,913          $      -           $20,794            $141,119

    The gross unrealized gains and losses, set forth above, have been included in the applicable statement of operations.


NOTE 10:    DISCONTINUED OPERATIONS

    In July 1996, Gibbs Construction, Inc. sold substantially all of the assets of its subsidiary, Bronco Bowl Holding, Inc. to a third party resulting in a loss on sale of discontinued operations of $5,277,103 before income tax benefit of $1,794,000. The sale included assumptions by the buyer of $1,350,000 of debt and $1,300,000 of liability relating to capital leases. The major stockholders and the Company are the ultimate guarantors on the liability related to the capital leases. Loss from discontinued operations aggregated $1,802,114 before income tax benefit of $616,000.


NOTE 11:    ACCRUED EXPENSES

    Accrued Expenses were comprised of the following:

                                                                              December 31,        March 31,
                                                               1996              1997               1998
                                                             --------          ---------           ---------
                                                                                                 (Unaudited)

        Sales Tax                                            $583,504           $609,675            $525,641
        Salaries                                               68,299             33,451              60,202
        State Taxes                                            49,244             40,000              40,000
        Other                                                  18,702              2,596              26,013
                                                             --------          ---------           ---------

                                                             $719,749           $685,722            $651,856
                                                             ========           ========            ========

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 12:    INCOME TAXES

    Total income tax benefit (expense) is less than the amount computed by multiplying earnings before income taxes by the statutory Federal income tax rate. The reason for these differences and the related tax effects are:

                                                             1995                1996                 1997
                                                         ------------        -----------           ---------
                                                         (Pro forma)
            Tax (Expense) at Statutory Rates (34%)          $820,500          $(285,390)          $(302,974)
            Differences Resulting From Nondeductible
                Expenses and Other                                 -             (7,610)             (3,226)
                                                         -----------         ----------          ----------

                TOTAL INCOME TAX (EXPENSE)                  $820,500          $(293,000)          $(306,200)
                                                            ========          =========           =========


    The Company's total deferred tax assets, deferred tax liabilities, and deferred tax asset valuation allowances at December 31, 1997, are as follows:

                                                     1996                1997
                                                  ----------         -----------
            Total Deferred Tax Assets             $2,410,000          $1,817,176
            Less Valuation Allowance                       -                   -
                                                  ----------         -----------

                                                   2,410,000           1,817,176
            Total Deferred Tax Liabilities          (327,260)             40,636
                                                  ----------         -----------

                Net Deferred Tax Asset            $2,082,740          $1,776,540
                                                  ==========          ==========


    The deferred tax assets have been recorded based on a net operating loss carryforward from sale of discontinued operations and loss from discontinued operations. Management does not deem a valuation necessary due to expected profits in future years.

    Those amounts have been presented in the Company's financial statements as follows:

                                                                   1996                              1997
                                                      -----------------------------      -----------------------------
                                                         Current         Noncurrent         Current         Noncurrent
                                                      -----------       -----------      -----------        ----------
            Deferred tax asset                           $510,000        $1,900,000         $350,000        $1,467,176
            Deferred tax liability                              -          (327,260)               -           (40,636)
                                                      -----------       -----------      -----------        ----------

                Net deferred tax asset                   $510,000        $1,572,740         $350,000        $1,426,540
                                                         ========        ==========         ========        ==========


    For financial accounting and federal tax return purposes, the Company has approximately $4,640,000 and $5,383,000, respectively, of net operating loss carryforwards as of December 31, 1997, which expire beginning 2011.

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 13:    STOCK OPTIONS PLANS

    In September, 1995, the Company established the "1995 Incentive Stock Option Plan" (the "Plan") to encourage ownership in the Company's common stock by certain officers, directors, employees and advisors. The Company has reserved two hundred thousand (200,000) authorized but unissued shares of common stock, $.01 par value for issuance in connection with its plan. The Plan will be administered by the Compensation Committee appointed by the Board of Directors. In making any determination as to persons to whom Options shall be granted and as to the number of shares to be covered by such Options, the Compensation Committee shall take into account the duties and responsibilities of the respective officers, directors, employees, or advisors, their current and potential contributions to the success of the Company and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purpose of the Plan. No options have been granted under the Plan as of December 31, 1997.

    In September 1995, the Company established the "Outside Directors Stock Option Plan" (the "Directors Plan") which is to provide incentives for Directors to promote the success of the Company and to remain as Outside Directors. The Company has reserved fifty thousand (50,000) authorized but unissued shares of common stock, $.01 par value for purposes of the Directors Plan. The Directors Plan will be administrated by the Stock Option Committee ("Options Committee") appointed by the Board of Directors. In making any determination as to Outside Directors to whom Options shall be granted, and as to the number of shares to be covered by such Options, the Options Committee shall take into account the duties and responsibilities of the respective Outside Directors, their current and potential contributions to the success of the Company, the time devoted by such Outside Directors to matters pertaining to the Company, and such other factors as the Options Committee shall deem relevant in connection with accomplishing the purpose of the Plan. No options have been granted under the Directors Plan as of December 31, 1997.

    In September 1995, the Company entered into a warrant agreement with its financial consultant which allows the purchase of 150,000 authorized and unissued shares of common stock, $.01 par value at a price equal to 120% of the public offering price, exercisable for a four year (4) period commencing one year from the effective date of the public offering.


    The Company has previously issued warrants to purchase 30,000 shares of common stock, exercisable prior to December 31, 2000 to Can Am Capital, LLC. The purchase price of these shares is $5.00.


NOTE 14:    PUBLIC OFFERING

    On January 12, 1996, the Company completed its public offering and sold 1,000,000 shares of its common stock. Net proceeds to the Company were $3,722,500.

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)



NOTE 15:    BUSINESS SEGMENT REPORTING

    The Company has three (3) primary business segments which are:

        - Construction

        - Securities Trading

        - Entertainment Facility

    The following summarizes the operation by business segment:

                                                        Years Ended December 31,                     Three Months Ended
                                                   ----------------------------------                      March 31,
                                                                                                     ------------------
                                                      1995          1996             1997          1997           1998
                                                  ------------ --------------    -----------   -----------   -----------
                                                                                                          (Unaudited)

    REVENUES
        Construction                              $33,336,120    $47,438,930    $47,993,287    $8,693,918    $11,463,976
        Securities Trading                           $446,596       $(22,906)      $(62,157)        $(540)             -

    OPERATING PROFIT (LOSS)
        Construction                               $3,458,626     $2,490,249     $2,439,046      $212,084       $437,425
        Securities Trading                           $446,596       $(22,906)      $(62,157)        $(540)             -
        Entertainment Facility                      $(584,173)             -              -             -              -

    CAPITAL EXPENDITURES
        Construction                                 $303,244       $219,425        $48,101        $8,792         $1,889
        Entertainment Facility                     $4,039,808     $1,983,864              -             -              -

    DEPRECIATION
            Construction                             $113,790       $147,534       $159,400       $35,999        $36,000
            Entertainment Facility                          -       $373,222              -             -              -

        IDENTIFIABLE ASSETS
            Construction                           $4,989,837    $12,731,523    $12,475,383    $8,796,280    $11,909,578
            Securities Trading                        $24,183         $1,503       $142,533          $963       $141,119
            Entertainment Facility                 $6,402,089              -              -             -              -

                     GIBBS CONSTRUCTION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)
                                   (Continued)


NOTE 16:    QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        Income (Loss) Before            Net Income              Net Income
            1997                  Revenues                   Income Taxes                (Loss)                 Per Share
        ----------             -------------           ---------------------         -------------             ----------

        December                $17,572,158                    $474,566                  $308,366                    $.08
        September                12,353,343                     458,709                   304,209                     .07
        June                      9,373,868                      95,036                    63,636                     .01
        March                     8,693,918                    (137,211)                  (91,311)                   (.02)

           1996

        December               $ 15,532,920                 $  (149,455)               $  (99,652)                  $(.03)
        September                16,078,943                   1,201,638                   787,689                     .22
        June                      9,022,323                     (31,052)                  (19,288)                   (.01)
        March                     6,804,744                    (243,852)                 (160,942)                   (.04)

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

         Pursuant to Section 2.02-1 of the Texas Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorneys fees.

         Article THIRTEEN of the Restated Articles of Incorporation provides as follows

                  `The corporation shall indemnify any and all persons whom it has the power to indemnify under the Texas Business Corporation Act against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law and may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, judgment, fine, amount paid in settlement or other liability, whether or not the Corporation would have the power to so indemnify such person under the Texas Business Corporations Act.

                  `A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 2.02-1 of the Texas Business Corporation Act, as the same exists or hereafter may be amended, or (iv) for any transaction form which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                  `The corporation, to the maximum extent permitted by the Texas Business Corporations Act (or any other applicable law, rule or regulation), shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director of officer of the corporation's, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Expenses incurred by any such person in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted by law. Notwithstanding any subsequent alteration, amendment or repeal of the ARTICLE THIRTEEN, the rights to indemnification and to advance payments created by this ARTICLE THIRTEEN, shall apply to (a) any claims made or asserted at any time while this ARTICLE THIRTEEN is in effect and (b) any claims based on or arising from any act, omission or event occurring at any time while this ARTICLE THIRTEEN is in effect.'

         Item 25.  Other Expenses of Issuance and Distribution.

                  Estimated expenses in connection with the public offering of Units by the Company pursuant to this Registration Statement are as follows:

Securities and Exchange Commission filing fee......................  $  4,611.86
NASD filing fee....................................................     1,245.50
Chicago Stock Exchange filing fee..................................    25,000.00

Accounting fees and expenses.......................................    50,000.00

Legal fees and expenses............................................    15,000.00
Printing and engraving.............................................
Fees of Transfer Agent and Registrar...............................
Blue Sky fees and expenses.........................................
Underwriter's nonaccountable expense allowance.....................
Miscellaneous......................................................
Total..............................................................  $ 20,000.00

Item 26.  Recent Sales of Unregistered Securities.

         The following is a summary of transactions by the Company during the least three years involving securities which were not registered under the Act.

         Warrant for the purchase of 30,000 shares of Common Stock between the Company and Can Capital dated July 15, 1995. This warrant was issued in the consideration of financial advice rendered to the Company and its issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

         All of the above options were issued to persons closely associated with the Company in reliance upon the exemption in Section 4(2) of the Securities Act.

Item 27.  Exhibits.

Exhibit No.

Exhibit 1.1      Revised Form of Underwriting Agreement (3)
Exhibit 3.1      Registrant's Restated Articles of Incorporation, as amended (3)
Exhibit 3.2      Bylaws of the Registrant (3)

Exhibit 4.1      Form of Warrant Agreement Covering Redeemable Common Stock
                  Purchase Warrants (3)
Exhibit 5.1      Opinion of Robert A. Forrester, Esq. (2)
Exhibit 10.1     Revised form of Representative's Warrant and Registration
                  Rights Agreement (3)
Exhibit 10.2     Copy of 1995 Incentive Stock Option Plan (3)
Exhibit 10.3     Copy of Outside Director Stock Option Plan (3)
Exhibit 10.4     Copy of Warrant Agreement between the Company and Can Am
                  Capital (3)
Exhibit 10.5     Copy of Note and Security Agreement between the Company and
                  Bronco Bowl Holding, Inc. (3)
Exhibit 10.6     Diversified Employee Leasing, Inc. Client Service Agreement (3)
Exhibit 23.1     Consent of Certified Public Accountant (1)
Exhibit 23.2     Consent of Robert A. Forrester, Esq. (contained in Exhibit 5.1)
                  (3)
----------
(1) Filed herewith
(2) To be filed by Amendment
(3) Previously filed

Item 28.  Undertakings.

         The undersigned Registrant hereby undertakes as follows:

         (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the Units being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (3) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (4) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant further undertakes


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-1 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 26, 1998 1995.

                                     GIBBS CONSTRUCTION, INC.
                                          (Registration)

                                     By:
                                     -------------------------------------------
                                     Danny Gibbs, Chairman of the Board
                                     (Principal Executive and Financial Officer)




Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons inthe capacities and on the dates indicated.



     Signature                Title                              Date


Danny Gibbs                 Director                          June 29,1998


Tony Gibbs                  Director                          June 29,1998


Dennis T. Mitchell          Director                          June 29,1998


L. W. Reynolds              Director                          June 29,1998